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                              EMPLOYMENT AGREEMENT
                              --------------------


              This Employment Agreement (the "Employment Agreement") is made and entered into as of the 16th day of September, 1998 (the "Execution Date"), by and between N-Viro International Corporation, a Delaware corporation (the "Company"), and Terry J. Logan, an individual ("Employee").

                              W I T N E S S E T H:
                              --------------------

              WHEREAS, the Company own and licenses the N-Viro Process, a patented technology to treat and recycle wastewater sludge and other bio-organic wastes, utilizing certain alkaline and mineral by-products produced by cement, lime, electric utilities and other industries (such activities, together with all other activities of the Company and its subsidiaries, as conducted at or prior to the termination of this Employment Agreement, and any future activities reasonably related thereto which are contemplated by the Company and/or its subsidiaries at the termination of this Employment Agreement identified in writing by the Company to Employee at the date of such termination, are hereinafter collectively referred to as the "Business Activities");

              WHEREAS, the Company desires to employ Employee upon the terms and subject to the terms and conditions set forth in this Employment Agreement; and,

              WHEREAS, Employee desires to be employed by the Company upon the terms and subject to the conditions set forth in this Agreement.

              NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants and conditions herein contained and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

              Section 1. EMPLOYMENT. The Company hereby employs Employee, and Employee hereby accepts employment with the Company, all upon the terms and subject to the conditions set forth in this Employment Agreement.

              Section 2. CAPACITY AND DUTIES. Employee is and shall be employed in the capacity of President and Chief Operating Officer of the Company and its subsidiaries and shall have


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such other duties, responsibilities and authorities as are assigned to him by the Board of Directors of the Company (the "Board") so long as such additional duties, responsibilities and authorities are consistent with Employee's position and level of authority as President and Chief Operating Officer of the Company. Employee shall report directly to the Chairman of the Board and Chief Executive Officer of the Company. Subject to the control and general directions of the Chairman of the Board and Chief Executive Officer of the Company and the general policies and guidelines established by the Board and except as otherwise herein provided, Employee shall devote all of his business time, best efforts and attention to promote and advance the business of the Company and its subsidiaries and to perform diligently and faithfully all the duties, responsibilities and obligations of Employee to be performed by him under this Employment Agreement. Employee's duties shall include the on-going management and oversight of the general business affairs and operations of the Company and its subsidiaries and shall include, but not be limited to, matters relating to research and development, technical direction, international sales, national policy and governmental regulations and relations including those relating to water and the environment. So long as Employee is employed by the Company, the Company shall use its best efforts to cause the Nominating Committee of the Board or the Board, if there is no Nominating Committee of the Board, to nominate Employee for reelection as a director of the Company for a three year term upon expiration of his current term as a director of the Company and, if so nominated, Employee shall consent to serve as a director if elected. During the Employment Period (as hereinafter defined), Employee shall not be employed in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; PROVIDED, HOWEVER, that this restriction shall not be construed as preventing Employee from (i) investing his personal assets in a business which does not compete with the Company or its subsidiaries or with any other company or entity affiliated with the Company, where the form or manner of such investment will not require services of any significance on the part of Employee in the operation of the affairs of the business in which such investment is made and in which his participation is solely that of a passive investor or advisor or (ii) being engaged in those activities listed on
Exhibit 2 attached hereto; PROVIDED FURTHER, HOWEVER, that the activities described in clause (ii) of this sentence shall not unreasonably interfere with Employee's performance of his obligations under this Employment Agreement.

              Section 3. TERM OF EMPLOYMENT. The term of employment of Employee by the Company pursuant to this Employment Agreement shall be for the period (the "Employment Period") commencing on July 1, 1999 (the "Commencement Date") and ending on June 30, 2004 or such earlier


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date that Employee's employment is terminated in accordance with the provisions of this Employment Agreement (the "Termination Date").

              Section 4. PLACE OF EMPLOYMENT. Employee's principal place of work shall be located at the principal offices of the Company in the Toledo, Ohio area. The Company and Employee acknowledge that Employee's principal place of work is consistent with the extensive national and international business travel which may be required of Employee in connection with the performance of his duties, responsibilities and authorities under this Agreement.

              Section 5. COMPENSATION. During the Employment Period, subject to all the terms and conditions of this Employment Agreement and, except as otherwise provided in Section 10, as compensation for all services to be rendered by Employee under this Employment Agreement, the Company shall pay to or provide Employee with the following:

                  5.01 BASE SALARY. The Company shall pay to Employee a base annual salary (the "Base Salary") at the rate of at least One Hundred Forty-Four Thousand Dollars ($144,000) per year from the Commencement Date through December 31, 2000, payable at such intervals (at least monthly) as salaries are paid generally to other executive officers of the Company. On or before January 1, 2001 and on or before each January 1 thereafter during the Employment Term, Employee's Base Salary shall be reviewed by the Board and increased to an amount determined in good faith by the Board based upon a complete review of Employee's performance under this Employment Agreement during the prior year and the growth and profitability of the Company and Employee's contributions thereto, which review shall be communicated in writing to Employee.

                  5.02 CASH BONUS. At the sole and exclusive discretion of the Board, the Company shall pay to Employee an annual cash bonus (the "Cash Bonus") in an amount determined in good faith by the Board based upon a complete review of Employee's performance under this Employment Agreement during the prior year and the growth and profitability of the Company and Employee's contribution thereto. Any Cash Bonus payable to Employee pursuant to this Section 5.02 shall be payable, if at all, on or before March 15, of each year during the Employment Period based upon Employees performance for the prior calendar year.

                  5.03 OTHER BENEFITS. The Company shall provide Employee with the other benefits specified on Exhibit 5.03 attached hereto.

                  5.04 STOCK OPTION. The Company shall grant to Employee the sole and exclusive right and option to purchase Fifty Thousand (50,000) shares of the Common Stock, par value $.01 per share, of the Company (the "Company Common Stock") at a price per share equal to the closing sale price of the Company Common Stock on August 14, 1998 as reported on the NASDAQ Small Caps Market and upon the terms and subject to the conditions set forth in the form of Stock Option


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

         Agreement attached hereto as Exhibit 5.04 (the "Stock Option Agreement"), which the Company and Employee shall each execute and deliver to the other as of the Execution Date.

              Section 6. ADHERENCE TO STANDARDS. Employee shall comply with the written policies, standards, rules and regulations of the Company from time to time established for all executive officers of the Company.

              Section 7. REVIEW OF PERFORMANCE. The Board and/or the Chief Executive Officer of the Company shall periodically review and evaluate the performance of Employee under this Employment Agreement with Employee.

              Section 8. EXPENSES. The Company shall reimburse Employee for all reasonable, ordinary and necessary expenses (including, but not limited to, automobile and other business travel and customer entertainment expenses) incurred by him in connection with his employment hereunder; PROVIDED, HOWEVER, Employee shall render to the Company a complete and accurate accounting of all such expenses in accordance with the substantiation requirements of Section 274 of the Internal Revenue Code of 1986, as amended (the "Code"), as a condition precedent to such reimbursement.

              Section 9. TERMINATION WITH CAUSE BY THE COMPANY. This Employment Agreement may be terminated with Cause (as hereinafter defined) by the Company provided that the Company shall (i) give Employee the Notice of Termination (as hereinafter defined) and (ii) pay Employee his annual base salary through the Termination Date (as hereinafter defined) at the rate in effect at the time the Notice of Termination is given plus any bonus or incentive compensation which have been earned or have become payable pursuant to the terms of any compensation or benefit plan as of the Termination Date, but which have not yet been paid.

              Section 10. TERMINATION WITHOUT CAUSE BY THE COMPANY OR FOR GOOD REASON BY EMPLOYEE. This Employment Agreement may be terminated by (i) the Company by reason of the death or Disability (as hereinafter defined) of Employee, (ii) the Company by giving Employee written notice of such termination, (iii) Employee for Good Reason (as hereinafter defined) and (iv) Employee not for Good Reason after giving Employer sixty (60) days prior written notice before such termination. In the event of termination of this Employment Agreement under this Section 10, the Company shall pay Employee his Base Salary through the Termination Date at the rate in effect at the time of the Termination Date plus any bonus or incentive compensation which have been earned or have become payable pursuant to the terms of any compensation or benefit plan as of the Termination Date, but




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which have not yet been paid. In the event of termination of this Employment
Agreement under this Section 10 by the Company (other than by reason of the death or Disability of Employee) or by Employee for Good Reason and such termination is on or prior to June 30, 2004, the Company shall pay to Employee, in addition to the other benefits specifically provided for in this Section, his Base Salary for the one (1) year period beginning on the Termination Date; PROVIDED, HOWEVER, that if such Termination under this Section 10 is by the Company (other than by reason of the death or Disability of Employee) prior to June 30, 2000, the Company shall pay to Employee his Base Salary for the two (2) year period beginning on the Termination Date. In the event of termination of this Employment Agreement under this Section 10 by the Company by reason of the death or Disability of Employee or by the Company or Employee, in either case, after May 31, 2004, the Company shall provide medical and hospitalization coverage comparable to that provided by the Company during Employee's lifetime to Employee and his spouse for their respective lives. In the event of termination of this Employment Agreement under this Section 10 by the Company or Employee, in either case after May 31, 2004, the Company shall pay the Deferred Compensation to Employee during his lifetime beginning on the first day of the month immediately succeeding the Termination Date and on the first day of each successive month thereafter until the death of Employee. This Section 10 shall not be interpreted so as to limit any benefits to which Employee, as a terminated employee of the Company, or his family may be entitled under the Company's life insurance, medical, hospitalization or disability plans following his Termination Date or under applicable law.

              Section 11. DEFINITIONS. In addition to the words and terms elsewhere defined in this Employment Agreement, certain capitalized words and terms used in this Employment Agreement shall have the meanings given to them by the definitions and descriptions in this Section 11 unless the context or use indicates another or different meaning or intent, and such definition shall be equally applicable to both the singular and plural forms of any of the capitalized words and terms herein defined. The following words and terms are defined terms under this Employment Agreement:

                  11.01 "Deferred Compensation" shall mean a monthly sum determined by taking Fifty Dollars ($50.00) and multiplying such sum by the number of full calendar months during the Employment Period; provided, however, that the Deferred Compensation should not exceed Six Thousand Dollars ($6,000) per month.

                  11.02 "Disability" shall mean a physical or mental illness which, in the judgment of the Company after consultation with the licensed physician attending Employee, impairs Employee's ability to substantially perform his duties under this Employment Agreement as an employee and as a result of which he shall have been


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         absent from his duties with the Company on a full-time basis for three
         (3) consecutive months.

                  11.03 A termination with "Cause" shall mean a termination of this Employment Agreement by reason of a good faith determination by the Board that Employee (i) failed to substantially perform his duties with the Company (other than a failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance has been delivered to him by the Board, which demand specifically identifies the manner in which the Board believes he has not substantially performed his duties and Employee has failed to substantially perform as requested within a reasonable time, (ii) has engaged in conduct the consequences of which are materially adverse to the Company, monetarily or otherwise, (iii) the Company makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, is involuntarily adjudicated to bankrupt, is liquidated or dissolved or sells substantially all of its assets, (iv) Employee is found guilty of fraud, dishonesty or other acts of gross misconduct or misfeasance in the performance of his duties under this Employment Agreement by a court of competent jurisdiction whose decision is final and non-appealable, (v) Employee is found to be an alcoholic or under the influence of illegal drugs or other similar substance while performing his duties under this Employment Agreement or (vi) Employee is convicted of a felony. No act, or failure to act, on Employee's part shall be grounds for termination with Cause unless he has acted or failed to act with an absence of good faith or without a reasonable belief that his action or failure to act was in or at least not opposed to the best interests of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated with Cause unless there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (exclusive of Employee) at a meeting of the Board called and held for the purpose of terminating Employee (after reasonable notice to Employee and opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Employee failed to perform his duties or engaged in conduct in the manner or of the type set forth above in the first sentence of this Section 11.03 and specifying the particulars thereof in detail.

                         11.04 "Good Reason" shall mean the occurrence of any of the following events without Employee's prior express written consent:
         (i) any material change in Employee's status, title, authorities or responsibilities (including reporting responsibilities) under this Employment Agreement which represents a demotion from such status, title, position or responsibilities (including reporting responsibilities); the assignment to him of any duties or work responsibilities which are materially inconsistent with his status, title, position or work responsibilities set forth in this Employment Agreement or which are materially inconsistent with the status, title, position or work responsibilities of a President or Chief Operating Officer of a publicly traded corporation; or any removal of Employee from, or failure to appoint, elect, reappoint or reelect Employee to, any of such positions, except in connection with the termination of his employment with Cause, or as a result of his death or Disability; PROVIDED, HOWEVER, that no change in title, authorities or responsibilities customarily


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         attributable solely to the Company ceasing to be a publicly traded corporation shall constitute Good Reason hereunder; (ii) the relocation of the principal office of the Company or the reassignment of Employee to a location more than thirty (30) miles from Toledo, Ohio; (iii) the failure by the Company to continue in effect any incentive, bonus or other compensation plan in which Employee participates, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by the Company to continue Employee's participation therein, or any action by the Company which would directly or indirectly materially reduce his participation therein or reward opportunities thereunder; PROVIDED, HOWEVER, that Employee continues to meet all eligibility requirements thereof; (iv) the failure by the Company to continue in effect any employee benefit plan (including any medical, hospitalization, life insurance or disability benefit plan in which Employee participates), or any material fringe benefit or prerequisite enjoyed by him unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by the Company to continue Employee's participation therein, or any action by the Company which would directly or indirectly materially reduce his participation therein or reward opportunities thereunder, or the failure by the Company to provide him with the benefits to which he is entitled under this Employment Agreement; PROVIDED, HOWEVER, that Employee continues to meet all eligibility requirements thereof; (v) any other material breach by the Company of any provision of this Employment Agreement; (vi) the failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Employment Agreement, as contemplated in Section 22 hereof; (vii) any purported termination of Employee's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this Employment Agreement; and for purposes of this Employment Agreement, no such purported termination shall be effective; or (viii) any Change of Control (as hereinafter defined) of the Company.

                  11.05 CHANGE OF CONTROL. "Change of Control" shall be deemed to have occurred when: (i) securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding voting securities are acquired pursuant to a tender offer or an exchange offer by a person or entity which is not a wholly-owned subsidiary of the Company or any of its affiliates; (ii) a merger or consolidation is consummated in which the Company is a constituent corporation and which results in less than 50% of the outstanding voting securities of the surviving or resulting entity being owned by the then existing stockholders of the Company; (iii) a sale is consummated by the Company of substantially all of the Company's assets to a person or entity which is not a wholly-owned subsidiary of the Company or any of its affiliates; or (iv) during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election for each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

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                  11.06 NOTICE OF TERMINATION. "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Employment Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated; PROVIDED, HOWEVER, no such purported termination shall be effective without such Notice of Termination; PROVIDED FURTHER, HOWEVER, any purported termination by the Company or by Employee shall be communicated by a Notice of Termination to the other party hereto in accordance with Section 4 of this Employment Agreement.

              Section 12. FEES AND EXPENSES. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by Employee as a result of a contest or dispute over Employee's termination of employment if such contest or dispute is resolved in Employee's favor.

              Section 13. NOTICES. For the purposes of this Employment Agreement, notices and all other communications provided for in the Employment Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by expedited (overnight) courier with established national reputation, shipping prepaid or billed to sender, in either case addressed to the respective addresses last given by each party to the other (provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company) or to such other address as either party may have furnished to the other in writing in accordance herewith. All notices and communication shall be deemed to have been received on the date of delivery thereof, on the third business day after the mailing thereof, or on the second day after deposit thereof with an expedited courier service, except that notice of change of address shall be effective only upon receipt.

              Section 14. LIFE INSURANCE. The Company may, at any time after the execution of this Employment Agreement, apply for and procure as owner and for its own benefit, life insurance on Employee, in such amounts and in such form or forms as the Company may determine. Employee shall, at the request of the Company, submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance. Employee hereby represents that to his knowledge he is in excellent physical and mental condition and is not under the influence of alcohol, drugs or similar substance.

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              Section 15. PROPRIETARY INFORMATION AND INVENTIONS. Employee
understands and acknowledges that:

                  15.01 TRUST. Employee's employment creates a relationship of confidence and trust between Employee and the Company with respect to certain information applicable to the business of the Company and its subsidiaries and affiliates (collectively, the "Group") or applicable to the business of any licensee, vendor or customer of any of the Group, which may be made known to Employee by the Group or by any licensee, vendor or customer of any of the Group or learned by Employee during the Employment Period.

                  15.02 PROPRIETARY INFORMATION. The Group possesses and will continue to possess information that has been created, discovered, or developed by, or otherwise become known to, the Group (including, without limitation, information created, discovered, developed or made known to by Employee during the period of or arising out of his employment by the Company) or in which property rights have been or may be assigned or otherwise conveyed to the Group, which information has commercial value in the business in which the Group is engaged and is treated by the Group as confidential. Except as otherwise herein provided, all such information is hereinafter called "Proprietary Information", which term, as used herein, shall also include, but shall not be limited to, data, functional specifications, computer programs, know-how, research, patents, inventions, discoveries, processes, procedures, formulae, technology, improvements, developments, designs, marketing plans, strategies, forecasts, new products, unpublished financial statements, budgets, projections, licenses, prices, costs, and customer, supplier and potential acquisition candidates lists. Notwithstanding anything contained in this Employment Agreement to the contrary, the term "Proprietary Information" shall not include (i) information which is in the public domain, (ii) information which is published or otherwise becomes part of the public domain through no fault of Employee, (iii) information which Employee can demonstrate was in Employee's possession at the time of disclosure and was not acquired by Employee directly or indirectly from any of the Group on a confidential basis, (iv) information which becomes available to Employee on a non-confidential basis from a source other than any of the Group and which source, to the best of Employee's knowledge, did not acquire the information on a confidential basis or (v) information required to be disclosed by any federal or state law, rule or regulation or by any applicable judgment, order or decree or any court or governmental body or agency having jurisdiction in the premises.

All Proprietary Information shall be the sole property of the Group and their respective assigns. Employee assigns to the Company any rights Employee may have or acquire in such Proprietary Information. At all times, both during Employee's employment by the Company and after its termination, Employee shall keep in strictest confidence and trust all Proprietary Information, and Employee shall not use or disclose any Proprietary Information without the written consent of the


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Group, except as may be necessary in the ordinary course of performing
Employee's duties as an employee of the Company.

              Section 16. INVENTIONS. Any and all inventions, conceptions, processes, discoveries, improvements, patent rights, letter patents, programs, copyrights, trademarks, trade names and applications therefor, in the United States and other countries, whether patentable or not, and any and all rights and interest in, to and under the same, that are conceived, made, acquired, or possessed by Employee, alone or with other employees, during the term of this Employment Agreement, or within two (2) years thereafter shall become the exclusive property of the Company and shall at all times and for all purposes be regarded as acquired and held by Employee in a fiduciary capacity for the sole benefit of the Company, and the Employee hereby assigns and agrees to assign the same to the Company without further compensation. Employee agrees that, upon request, he will promptly make all disclosures, execute all applications, assignments or other instruments and perform all acts whatsoever necessary or desired by the Company to vest and confirm in it, its successors, assigns and nominees, fully and completely, all rights and interests created or contemplated by this Section.

              Section 17. SURRENDER OF DOCUMENTS. Employee shall, at the request of the Company, promptly surrender to the Company or its nominee any Proprietary Information or document, memorandum, record, letter or other paper in his possession or under his control relating to the operation, business or affairs of the Group.

              Section 18. PRIOR EMPLOYMENT AGREEMENTS. Employee represents and warrants that Employee's performance of all the terms of this Employment Agreement and as an employee of the Company does not, and will not, breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to Employee's employment by the Company. Employee has not entered into, and shall not enter into, any agreement, either written or oral, which is in conflict with this Employment Agreement or which would be violated by Employee entering into, or carrying out his obligations under, this Employment Agreement.

              Section 19. RESTRICTIVE COVENANT. Employee acknowledges and recognizes Employee's possession of Proprietary Information and the highly competitive nature of the business of the Group and, accordingly, agrees that in consideration of the premises contained herein Employee will not, during the period of Employee's employment by the Company and for a period of two (2) years following the Termination Date, (i) directly or indirectly engage in any Business Activities in the world that relate to the treatment of biosolids, whether such engagement shall be as an employer,


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officer, director, owner, employee, consultant, stockholder, partner or other participant in any Business Activities, (ii) assist others in engaging in any Business Activities in the manner described in the foregoing clause (i), or
(iii) induce employees of the Company to terminate their employment with the Company or engage in any Business Activities in the world; PROVIDED, HOWEVER, that the ownership of the outstanding capital stock of a corporation whose shares are traded on a national securities exchange or on the over-the-counter market shall not be deemed engaging in any Business Activities.

              Section 20. REMEDIES. Employee acknowledges and agrees that the Company's remedy at law for a breach or a threatened breach of the provisions herein would be inadequate, and in recognition of this fact, in the event of a breach or threatened breach by Employee of any of the provisions of this Employment Agreement, it is agreed that the Company shall be entitled to, equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without posting bond or other security. Employee acknowledges that the granting of a temporary injunction, a temporary restraining order or other permanent injunction merely prohibiting Employee from engaging in any Business Activities would not be an adequate remedy upon breach or threatened breach of this Employment Agreement, and consequently agrees upon any such breach or threatened breach to the granting of injunctive relief prohibiting Employee from engaging in any activities prohibited by this Employment Agreement. No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder now or hereinafter existing at law or in equity or by statute or otherwise.

              Section 21. SUCCESSIVE EMPLOYMENT NOTICE. Within five (5) business days after the Termination Date, Employee shall provide notice to the Company of Employee's next intended employment. If such employment is not known by Employee at such date, Employee shall notify the Company immediately upon determination of such information. Employee shall continue to provide the Company with notice of Employee's place and nature of employment and any change in place or nature of employment during the period ending two (2) years after the Termination Date. Failure of Employee to provide the Company with such information in an accurate and timely fashion shall be deemed to be a breach of this Employment Agreement and shall entitle the Company to all remedies provided for in this Employment Agreement as a result of such breach.

              Section 22. SUCCESSORS. This Employment Agreement shall be binding on the Company and any successor to any of its businesses or assets. Without limiting the effect of the prior



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sentence, the Company shall use its best efforts to require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Employment Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Employment Agreement, "Company" shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which assumes and agrees to perform this Employment Agreement or which is otherwise obligated under this Agreement by the first sentence of this Section 22, by operation of law or otherwise.

              Section 23. BINDING EFFECT. This Employment Agreement shall inure to the benefit of and be enforceable by Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Employment Agreement to Employee's estate.

              Section 24. MODIFICATION AND WAIVER. No provision of this Employment Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Employment Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

              Section 25. HEADINGS. Headings used in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

              Section 26. WAIVER OF BREACH. The waiver of either the Company or Employee of a breach of any provision of this Employment Agreement shall not operate or be construed as a waiver of any subsequent breach by either the Company or Employee.

              Section 27. AMENDMENTS. No amendments or variations of the terms and conditions of this Employment Agreement shall be valid unless the same is in writing and signed by all of the parties hereto.

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              Section 28. SEVERABILITY. The invalidity or unenforceability of any provision of this Employment Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision herein contained. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability. It is expressly understood and agreed that while the Company and Employee consider the restrictions contained in this Employment Agreement reasonable for the purpose of preserving for the Company the good will, other proprietary rights and intangible business value of the Company if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Employment Agreement is an unreasonable or otherwise unenforceable restriction against Employee, the provisions of such clause shall not be rendered void but shall be deemed amended to apply as to maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

              Section 29. GOVERNING LAW. This Employment Agreement shall be construed and enforced pursuant to the laws of the State of Ohio.

              Section 30. ARBITRATION. Any controversy or claim arising out of or relating to this Employment Agreement or any transactions provided for herein, or the breach thereof, other than a claim for injunctive relief shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules") in effect at the time demand for arbitration is made by any party. The evidentiary and procedural rules in such proceedings shall be kept to the minimum level of formality that is consistent with the Rules. One arbitrator shall be named by the Company, a second shall be named by Employee and the third arbitrator shall be named by the two arbitrators so chosen. In the event that the third arbitrator is not agreed upon, he or she shall be named by the American Arbitration Association. Arbitration shall occur in Toledo, Ohio or such other location agreed to by the Company and Employee. The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction, or vacation only as explicitly provided in Title 9 of the United States Code. The prevailing party shall be entitled to an award of pre- and post-award interest. All legal fees' incurred by any party to the arbitration, in connection with the arbitration and any judicial proceedings related thereto shall be paid by such party. The fees of the arbitrators shall be split between Employee and the Company.

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              Section 31. COUNTERPARTS. This Employment Agreement may be
executed in more than one (1) counterpart and each counterpart shall be considered an original.

              Section 32. EXHIBITS. The Exhibits attached hereto are incorporated herein by reference and are an integral part of this Employment Agreement.

              Section 33. SECTIONS. Unless the context requires a different meaning, all references to "Sections" in this Agreement shall mean the Section of this Agreement.

              Section 34. PUBLICITY. Press releases and other publicity materials relating to the transactions contemplated by this Employment Agreement shall be released by the parties hereto only after review and with the consent of the other party; PROVIDED, HOWEVER, that if legal counsel for the Company advises the Company that disclosure of this Employment Agreement is required under applicable federal or state securities laws, then the Company shall be permitted to make such disclosure in the form recommended by such legal counsel without the prior consent of Employee.

              IN WITNESS WHEREOF, this Employment Agreement has been duly executed by the Company and Employee in four (4) counterparts as of the date first above written.

                                          N-VIRO INTERNATIONAL CORPORATION

                                          By   /s/   J. Patrick Nicholson
                                             -----------------------------
                                                   J. Patrick Nicholson    CEO

                                              /s/   Terry J. Logan
                                             -----------------------------
                                                   Terry J. Logan

                                             /s/   Ellen R. Vermilyea
                                            -----------------------------
                                                   Ellen R. Vermilyea    Witness



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Exhibit 2
---------

Perform normal unpaid activities expected of a faculty emeritus of The Ohio State University. This includes occasional guest lectures and service on graduate student advisory committees.

Provide service as an unpaid advisor to federal and state regulatory agencies, private organizations, and professional societies in which Dr. Logan has membership.

Serve as Editor, Associate Editor, or reviewer of scientific journals, books, or special publications.

Present paid or unpaid invited lectures or technical papers at conferences or symposia.


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